Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Northwest Biotherapeutics, Inc. on Form S-3 [File No. 333-234248] of our report dated March 1, 2022, with respect to our audits of Northwest Biotherapeutics, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 and our report dated March 1, 2022, with respect to our audit of the effectiveness of internal control over financial reporting of Northwest Biotherapeutics, Inc. as of December 31, 2021, which reports are included in the Annual Report on Form 10-K of Northwest Biotherapeutics, Inc. for the year ended December 31, 2021.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 1, 2022